Exhibit 99.1

Contacts:	John D. Hertz	Robin Yim
	Chief Financial Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS THIRD QUARTER 2010 RESULTS

SAN JOSE, Calif., October 26, 2010—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its third quarter ended September 25, 2010. Net sales for the third quarter were $367.2 million, up $45.8 million or 14.3 percent from second quarter net sales of $321.4 million, and up $190.3 million or 107.6 percent from third quarter 2009 net sales of $176.9 million. Net income for the third quarter was $76.3 million, or $0.82 per diluted share, up $13.0 million from second quarter net income of $63.3 million, or $0.66 per diluted share. The third quarter 2009 net loss was $4.0 million, or $(0.04) per diluted share.

Third quarter 2010 net income includes charges of $5.1 million, net of tax, primarily related to the consolidation of our Industrial Applications Group manufacturing facilities in Germany. Net income excluding these charges was $81.3 million, or $0.88 per diluted share. Excluding certain charges, second quarter 2010 net income was $63.5 million, or $0.66 per diluted share, and third quarter 2009 net loss was $2.5 million, or $(0.03) per diluted share. A reconciliation of our non-GAAP operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Bookings in the third quarter of 2010 were $406.9 million, up $22.0 million or 5.7 percent from second quarter bookings of $384.9 million. Third quarter shipments of $363.3 million were up by $31.2 million or 9.4 percent from $332.1 million in the second quarter. Deferred revenue as of the end of the quarter was $47.4 million, an increase of $3.0 million or 6.8 percent from $44.4 million at the end of the second quarter. Deferred revenue in the second and third quarters included $30.6 million and $32.4 million, respectively, related to system sales.

Cash, cash equivalents, and short-term investments as of the end of the third quarter were $594.5 million, an increase of $39.5 million or 7.1 percent from the second quarter ending balance of $555.0 million. Long-term investments and restricted cash and cash equivalents as of the end of the third quarter were $191.3 million, an increase of $3.6 million or 1.9 percent from the second quarter ending balance of $187.7 million. During the third quarter, we repurchased 1.6 million shares of our common stock at an average price of $24.00 per share, for $37.9 million. Cash flow from operations during the third quarter of 2010 was $81.8 million, down $22.4 million or 21.5 percent from $104.2 million in the second quarter of 2010.

Richard S. Hill, Chairman and Chief Executive Officer said, “It is a pleasure to announce another strong quarter of financial results. Our operational execution on manufacturing, product development and customer service continues to improve. We have had very strong profitability and cash flow which we feel will help us continue to grow and strengthen our market position.”

Management uses non-GAAP measures to evaluate operating performance. The discussion of bookings, shipments, net income (loss) excluding certain charges and benefits, and net income (loss) per diluted share excluding certain charges and benefits are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We discuss these non-GAAP measures because we believe these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) the continued improvement of our operational execution on manufacturing, product development and customer service and (ii) the continued growth and the strengthening of our market position. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include but are not limited to (i) the economy or the specific markets in which we operate may fail to continue to improve; (ii) our ability to manage costs of operation; (iii) increased competition from new competitors or current competitors with new products; (iv) our ability to maintain customer satisfaction; (v) our continued efforts in product development, and (vi) other risks indicated in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 26, 2010, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts) (Unaudited)	September 25, 2010	June 26, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net sales	$367,203	$321,369	$176,879	$964,801	$395,000
Cost of sales	186,774	164,431	106,171	493,468	267,548

Gross profit	180,429	156,938	70,708	471,333	127,452

%	49.1%	48.8%	40.0%	48.9%	32.3%

Selling, general, and administrative	46,426	43,032	36,648	134,509	125,565
Research and development	44,271	40,790	37,013	124,747	112,369
Restructuring charges	240	211	324	657	3,558

Total operating expenses	90,937	84,033	73,985	259,913	241,492

%	24.8%	26.1%	41.8%	26.9%	61.1%

Operating income (loss)	89,492	72,905	(3,277)	211,420	(114,040)
%	24.4%	22.7%	(1.9%)	21.9%	(28.9%)

Other income (loss), net	(132)	2,195	(124)	3,590	4,078

Income (loss) before income taxes	89,360	75,100	(3,401)	215,010	(109,962)

Provision for income taxes	13,095	11,792	625	34,181	10,464

Net income (loss)	$76,265	$63,308	$(4,026)	$180,829	$(120,426)

Net income (loss) per share:
Basic	$0.83	$0.67	$(0.04)	$1.93	$(1.25)

Diluted	$0.82	$0.66	$(0.04)	$1.90	$(1.25)

Shares used in basic per share calculation	91,512	94,065	96,701	93,833	96,459

Shares used in diluted per share calculation	92,859	95,332	96,701	94,986	96,459

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES AND BENEFITS (1)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts) (Unaudited)	September 25, 2010	June 26, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net income (loss) excluding certain charges and benefits(2):	$81,340	$63,496	$(2,507)	$190,321	$(87,287)
Consolidation of IAG manufacturing in Germany(3)	(4,861)	—	—	(4,861)	—
Reductions in workforce	—	—	(1,070)	(511)	(10,393)
Consolidation of semiconductor manufacturing in Oregon(4)	—	—	(1,242)	(875)	(1,242)
Impairment of inventory and evaluation systems	—	—	—	—	(4,867)
Write down of certain research and development assets	—	—	(354)	—	(897)
Restructuring charges(5)	(240)	(211)	(324)	(657)	(3,558)
Legal fees	—	—	—	(4,428)	—

Total charges	(5,101)	(211)	(2,990)	(11,332)	(20,957)
Tax effect of the above charges	26	23	439	1,840	6,221
Benefit due to operating loss carryforward utilization	—	—	20,730	—	20,730
Changes to unrecognized tax benefits, net	—	—	(17,115)	—	(17,115)
Charge due to California tax law change	—	—	—	—	(19,435)
Other discrete tax charges, net	—	—	(2,583)	—	(2,583)

Net income (loss)	$76,265	$63,308	$(4,026)	$180,829	$(120,426)

Net income (loss) per diluted share excluding certain charges and benefits:	$0.88	$0.66	$(0.03)	$2.00	$(0.90)
Consolidation of IAG manufacturing in Germany	(0.05)	—	—	(0.05)	—
Reductions in workforce	—	—	(0.01)	(0.00)	(0.11)
Consolidation of semiconductor manufacturing in Oregon	—	—	(0.01)	(0.01)	(0.01)
Impairment of inventory and evaluation systems	—	—	—	—	(0.05)
Write down of certain research and development assets	—	—	(0.00)	—	(0.01)
Restructuring charges	(0.01)	(0.00)	(0.00)	(0.01)	(0.03)
Legal fees	—	—	—	(0.05)	—
Tax effect of the above charges	0.00	0.00	0.01	0.02	0.06
Benefit due to operating loss carryforward utilization	—	—	0.21	—	0.21
Changes to unrecognized tax benefits, net	—	—	(0.18)	—	(0.18)
Charge due to California tax law change	—	—	—	—	(0.20)
Other discrete tax charges, net	—	—	(0.03)	—	(0.03)

Net income (loss) per diluted share	$0.82	$0.66	$(0.04)	$1.90	$(1.25)

(1)	The reconciliation of net income (loss), excluding certain charges and benefits is intended to present our operating results, excluding certain charges and benefits. This reconciliation is not in accordance with or an alternative for GAAP and may be different from similar measures presented by other companies. Rounding differences may occur.
(2)	For the three months ended September 25, 2010, there are charges of $2.5 million in cost of sales, $1.6 million in selling, general, and administrative, $0.8 million in research and development, and $0.2 million in restructuring charges. For the nine months ended September 25, 2010, there are charges of $3.1 million in cost of sales, $6.6 million in selling, general, and administrative, $0.9 million in research and development, and $0.7 million in restructuring charges.

For the three months ended June 26, 2010, there are charges of $0.2 million in restructuring charges.

For the three months ended September 26, 2009, there are charges of $1.2 million in cost of sales, $0.8 million in selling, general, and administrative, $0.7 million in research and development, $0.3 million in restructuring charges, and a net benefit of $1.0 million in provision for (benefit from) income taxes related to discrete items. For the nine months ended September 26, 2009, there are net charges of $8.9 million in cost of sales, $6.9 million in selling, general, and administrative, $1.6 million in research and development, $3.6 million in restructuring charges, and $18.4 million in the provision for (benefit from) income taxes related to discrete items.

(3)	Amount includes reduction in workforce charges of $1.8 million.
(4)	Amounts include reduction in workforce charges of $0.2 million for the nine months ended September 25, 2010 and $1.0 million for both the three and nine months ended September 26, 2009.
(5)	Reflects changes in the estimated sublease income, including normal accretion, for facilities previously included in restructuring charges.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 25, 2010	December 31, 2009
	(Unaudited)	*
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$594,547	$501,370
Accounts receivable, net	199,018	150,624
Inventories	198,566	162,213
Deferred taxes and other current assets	80,231	83,615

Total current assets	1,072,362	897,822
Property and equipment, net	220,231	239,111
Non-current restricted cash and cash equivalents	119,697	133,105
Long-term investments	71,571	78,763
Goodwill	125,223	126,438
Intangible and other assets	79,160	83,739

Total assets	$1,688,244	$1,558,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$236,660	$162,387
Deferred profit	15,151	9,094
Current debt obligations	96	13

Total current liabilities	251,907	171,494
Long-term debt obligations	106,773	114,147
Long-term income taxes payable	50,528	48,332
Other liabilities	43,981	45,228

Total liabilities	453,189	379,201

Shareholders’ equity:
Common stock	1,132,762	1,179,220
Retained earnings and accumulated other comprehensive loss	102,293	557

Total shareholders’ equity	1,235,055	1,179,777

Total liabilities and shareholders’ equity	$1,688,244	$1,558,978

*	The December 31, 2009 condensed consolidated balance sheet was derived from our audited consolidated financial statements.